UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           --------------------------

                                    FORM 8-K

                                 CURRENT REPORT

   PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported) April 22, 2003

                             Commission File Number
                                     0-25424

                           --------------------------

                                 SEMITOOL, INC.
             (Exact Name of Registrant as Specified in Its Charter)


        Montana                                          81-0384392
(State or other jurisdiction of                       (I.R.S. Employer
 incorporation or organization)                       Identification No.)


                                 Semitool, Inc.
                655 West Reserve Drive, Kalispell, Montana 59901
                                 (406) 752-2107

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Item 9. Regulation FD Disclosure and Disclosure of Results of Operations and Financial Condition (Item 12)

The following information and exhibits relating thereto are furnished pursuant to Items 9 and 12 of this Current Report on Form 8-K. On April 22, 2003, Semitool (the "Company" issued a press release announcing the Company's earnings for the fiscal quarter ended March 31, 2003. A copy of the press release is attached hereto.

        Semitool Announces Fiscal 2003 Second Quarter Results


    KALISPELL, Mont.--(BUSINESS WIRE)--April 22, 2003--Semitool, Inc. (Nasdaq:SMTL) today reported financial results for its fiscal 2003, second quarter ended March 31, 2003.
    Revenue for the second quarter was $35.6 million, up 17.6% from $30.3 million in the first quarter and up 13.7% from $31.3 million for the same quarter last year. The sequential revenue gain primarily resulted from earlier than anticipated customer acceptances. Shipments for the second quarter were $27.7 million. Net loss for the second quarter was $2.5 million, or $0.09 per share, essentially unchanged from the first quarter, but improved from last year's second quarter net loss of $4.1 million, or $0.14 per share.
    Revenue for the first half of fiscal year 2003 was $65.9 million up from $58.1 million in the prior fiscal year's first half. The company reported a fiscal 2003 first half net loss of $4.9 million, or $0.17 per share compared to a net loss of $7.8 million or $0.27 per share for the same period last year.
    Second quarter gross margin sequentially improved to 45.7% from 43.2% in the first quarter. Offsetting the positive effect of the gross margin improvement and higher sales were increased operating expenses, which were principally higher sales costs associated with Asian sales, and additional litigation expenses attributable to the company's ongoing effort to protect its intellectual property.
    New order bookings for the second quarter were $18 million. At March 31, 2003, deferred revenue was approximately $22 million, and the company's shipping backlog was slightly over $11 million. These amounts reflect second quarter cancellations.
    Cash, cash equivalents and marketable securities were $27.1 million at March 31, 2003, a decrease of $7.1 million from the end of the first quarter. The decline is primarily attributable to the second quarter's loss before income taxes and the company's investments in laboratory equipment and inventory to support the introduction of its newest single-wafer platform. In the second half of fiscal 2003, Semitool anticipates receiving income tax refunds of approximately $11 million from fiscal 2002 net operating loss carrybacks.
    Commenting on the quarter, Ray Thompson, chairman and chief executive officer said, "Although our customers' capital budgets remain modest, orders continue to be driven by the industry's needs for enabling technology and for tools that offer lower cost of operation. We are responding to those needs aggressively. In the third quarter, we are introducing our next generation, Raider platform system for single-wafer electroplating and wafer surface preparation. Production of these systems has begun, and we expect to take orders shortly for deliveries that could occur as early as our second half."

    The company provided guidance for its fiscal third quarter, noting that the ongoing weak worldwide economy and unpredictable world events continue to hinder visibility. For its third fiscal quarter, Semitool anticipates its revenue will range from $28 to $30 million and the resulting net loss will be in the range of $0.05 to $.07 per share. Shipments are expected to be approximately $20 million.
    The Company believes that reporting quarterly shipments, a non-GAAP financial measure of performance, assists our investors in making additional relevant period-to-period comparisons.
    Semitool will hold a conference call that will be broadcast via the Internet at 5 p.m. Eastern time today. Access to the call is available through the Semitool website at www.semitool.com, and replays will be available at that location.

    Safe Harbor Statement

    The matters discussed in this news release include forward-looking statements. These include, statements relating to (i) the anticipated receipt of income tax refunds of approximately $11 million in the second half of fiscal year 2003, (ii) the industry's need for enabling technology and for tools that offer low cost of operation and that these needs will continue to drive new orders, (iii) the expectation that we will begin to take new orders shortly for our next generation, single-wafer system for electroplating and wafer surface preparation for deliveries that could occur as early as the second half of fiscal 2003, (iv) the expectation that our fiscal 2003 third quarter revenues will range from $28 to $30 million and that the resulting net loss will be in the range of $0.05 to $0.07 per share , and (v) the expectation that third quarter shipments will be approximately $20 million. Our business in general is subject to risks and uncertainties that could cause actual results to materially differ from those projected in such forward-looking statements, including, but not limited to, the cyclicality in the semiconductor industry, rapid technological change, the introduction of competing products and technologies and market non-acceptance of Semitool's new products and new applications for existing products, as well as, other risk factors related to our business contained in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. We cannot assure you that our anticipated quarterly shipments, revenues and net loss for the fiscal 2003 third quarter will be realized, or that we will achieve profitability in the near future. Further, new order bookings, orders backlog and deferred revenues are not necessarily indicative of future quarterly and annual revenues. We assume no obligation to update forward-looking statements that become untrue because of subsequent events.

    About Semitool, Inc.

    Semitool designs, manufactures and supports high performance, single-wafer and multi-wafer batch wet chemical processing systems used in the fabrication of semiconductor devices. The company's primary suites of equipment include electrochemical deposition systems for electroplating copper, gold, solder and other metals; surface preparation systems for cleaning, stripping and etching silicon wafers; and wafer transport container cleaning systems. The company's equipment is used in semiconductor fabrication front-end and back-end processes, including wafer level packaging.
    Headquartered in Kalispell, Montana, Semitool maintains sales and support centers in the United States, Europe and Asia. The company's stock trades on the Nasdaq National Market under the symbol SMTL. For more information, please visit the company's website at www.semitool.com.

    Semitool is a registered trademark of Semitool, Inc.


                            SEMITOOL, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
         (Amounts in Thousands, Except for Per Share Amounts)
                             (Unaudited)

                     Three Months  Three Months  Six Months Six Months
                         Ended        Ended        Ended      Ended
                       March 31,    March 31,    March 31,  March 31,
                         2003         2002         2003       2002
                     ------------- ------------  ---------- ----------

Net sales           $      35,621 $     31,323  $   65,912 $   58,077
Cost of sales              19,345       16,361      36,562     30,670
                     ------------- ------------  ---------- ----------
Gross profit               16,276       14,962      29,350     27,407
                     ------------- ------------  ---------- ----------

Operating expenses:
   Selling, general
    and
    administrative         15,265       15,730      27,690     28,647
   Research and
    development             4,945        6,199       9,885     11,960
                     ------------- ------------  ---------- ----------
      Total
       operating
       expenses            20,210       21,929      37,575     40,607
                     ------------- ------------  ---------- ----------

Loss from operations       (3,934)      (6,967)     (8,225)   (13,200)
Other income
 (expense), net              (135)         353         285        615
                     ------------- ------------  ---------- ----------
Loss before income
 tax                       (4,069)      (6,614)     (7,940)   (12,585)
Income tax benefit         (1,546)      (2,513)     (3,017)    (4,782)
                     ------------- ------------  ---------- ----------

Net loss            $      (2,523)$     (4,101) $   (4,923)$   (7,803)
                     ============= ============  ========== ==========

Loss per share:
     Basic          $       (0.09)$      (0.14) $    (0.17)$    (0.27)
                     ============= ============  ========== ==========
     Diluted        $       (0.09)$      (0.14) $    (0.17)$    (0.27)
                     ============= ============  ========== ==========

Average common
 shares:
     Basic                 28,435       28,407      28,431     28,396
     Diluted               28,435       28,407      28,431     28,396

                            SEMITOOL, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                        (Amounts in Thousands)
                             (Unaudited)

                                           March 31,     September 30,
                 ASSETS                      2003            2002
                                         -------------   -------------
Current assets:
    Cash and cash equivalents           $      21,531   $      34,265
    Marketable securities                       5,538           6,575
    Trade receivables, net                     25,931          33,908
    Inventories                                48,947          47,085
    Prepaid expenses and other current
     assets                                    29,674          26,167
                                         -------------   -------------
       Total current assets                   131,621         148,000
Property, plant and equipment, net             26,766          29,310
Other assets, net                               7,173           6,353
                                         -------------   -------------
          Total assets                  $     165,560   $     183,663
                                         =============   =============

  LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Note payable to bank                $           -   $          51
    Trade accounts payable                     13,799          15,894
    Other current liabilities                  30,271          41,058
                                         -------------   -------------
       Total current liabilities               44,070          57,003
Long-term liabilities                           4,775           5,238
                                         -------------   -------------
       Total liabilities                       48,845          62,241
                                         -------------   -------------

Shareholders' equity:
    Common stock                               47,402          47,376
    Retained earnings                          69,887          74,810
    Accumulated other comprehensive
     income                                      (574)           (764)
                                         -------------   -------------
       Total shareholders' equity             116,715         121,422
                                         -------------   -------------
          Total liabilities and
           shareholders' equity         $     165,560   $     183,663
                                         =============   =============



    CONTACT: Semitool, Inc.
             Bill Freeman, 406/752-2107
             or
             Investor Relations Partners, Inc.
             Shellie Roth, 973/535-8389
             roth@irpartners.com

                                   Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                     SEMITOOL, INC.
                                     (Registrant)




Date: April 22, 2003                 By:   /s/William A. Freeman
                                     ------------------------------------------
                                              William A. Freeman
                                              Chief Financial Officer